GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Lepota Inc.

We hereby consent to the use of our report dated March 14, 2016 with respect to the financial statements of Lepota Inc. as of July 31, 2015 and 2014 and the related statements of operations, shareholders’ equity/(deficit) and cash flows for the periods then ended.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Gillespie & Associates, PLLC

Seattle, Washington

April 22, 2016

/S/ Gillespie & Associates, PLLC